UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

        Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

            1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

                                 (303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 27, 2016, Whiting Oil and Gas Corporation (“WOGC”), a subsidiary of Whiting Petroleum Corporation (“Whiting”), and Four Corners Petroleum II, LLC (“Buyer”) entered into a Purchase and Sale Agreement (the “Agreement”) to sell the North Ward Estes field and associated assets located in Ward and Winkler Counties, Texas (the “North Ward Estes Properties”) to Buyer for a cash purchase price of $300 million subject to closing and post-closing adjustments. In addition to the cash purchase price, the Buyer will pay WOGC $100,000 for every one cent ($0.01) the average NYMEX WTI crude oil futures contract price for each month from August 2018 through July 2021 is above $50.00 on June 28, 2018 up to a maximum amount of $100 million (“Oil Price Payment”). The potential Oil Price Payment will be made at the option of the Buyer either in cash on July 31, 2018 or in the form of a secured promissory note accruing interest at 8% per annum with a maturity of July 29, 2022 (the “Note”). The transaction closed on July 27, 2016, with an effective date of July 1, 2016. As a result of this sale, the borrowing base under WOGC’s credit agreement was reduced from $2.75 billion to $2.6 billion, however the commitments under the credit agreement remain unchanged at $2.5 billion.

Whiting will continue to operate the North Ward Estes Properties through October 27, 2016, unless extended in accordance with the terms of the Transition Services Agreement (the “TSA”). Upon termination of the TSA, certain Whiting employees dedicated to the North Ward Estes Properties will not be retained by Whiting. As a result, Whiting anticipates a reduction to general and administrative expenses for such employees’ compensation and benefits following the termination of the TSA. Historical compensation and benefits of such employees was $11 million and $24 million for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

In addition, Whiting incurred exploration and development expenditures on the North Ward Estes Properties totaling $28 million and $95 million during the six months ended June 30, 2016 and the year ended December 31, 2015, respectively. Whiting will not incur capital expenditures on the North Ward Estes Properties following the effective date of the sale.

A copy of the Agreement, including a Form of the Note, is filed as Exhibit 2.1 to this report and is incorporated by reference herein. The foregoing description of the Agreement, the Form of the Note and the transactions contemplated therein are qualified in their entirety by reference to such exhibit. There are representations and warranties contained in the Agreement, which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Pro forma financial information.

Unaudited pro forma financial information as of June 30, 2016 (which gives effect to the disposition of the North Ward Estes Properties as if it had occurred on June 30, 2016) and for the six months ended June 30, 2016 and the year ended December 31, 2015 (both of which give effect to the disposition of the North Ward Estes Properties as if it had occurred on January 1, 2015) is filed herein as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

(c)	Not applicable.

(d)	Exhibits:

(2.1)	Purchase and Sale Agreement, dated July 27, 2016, by and between Whiting Oil and Gas Corporation and Four Corners Petroleum II, LLC, effective as of July 1, 2016, including Exhibit K, the Form of Promissory Note for Additional Consideration *

(99.1)	Unaudited pro forma financial information of Whiting Petroleum Corporation as of June 30, 2016 and for the six months ended June 30, 2016 and the year ended December 31, 2015.

* Certain schedules have been omitted and Whiting agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: August 2, 2016	By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

WHITING PETROLEUM CORPORATION

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(2.1)	Purchase and Sale Agreement, dated July 27, 2016, by and between Whiting Oil and Gas Corporation and Four Corners Petroleum II, LLC, effective as of July 1, 2016, including Exhibit K, the Form of Promissory Note for Additional Consideration.*

(99.1)	Unaudited pro forma financial information of Whiting Petroleum Corporation as of June 30, 2016 and for the six months ended June 30, 2016 and the year ended December 31, 2015.

* Certain schedules have been omitted and Whiting agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.